Exhibit 99.1

Finjan’s Patent Portfolio Well-Positioned For Upcoming Cases
21 of the 25 Claims of the ‘305 Patent Remain Valid and Enforceable

EAST PALO ALTO, CA – September 9, 2019 – Finjan Holdings, Inc. (NASDAQ:FNJN), a pioneer in cybersecurity and its subsidiary, Finjan, Inc., have been building momentum for its upcoming cases with a number of positive outcomes from the district courts and the USPTO’s PTAB over recent years, which speak to the merits of the cases. While the company has an outstanding track record of defending its patents through a number of challenges proving both the value and durability of its portfolio, not every challenge can be won. Today the company offers its view on the recent Court of Appeals for the Federal Circuit (“Federal Circuit”) decision on Finjan, Inc.’s U.S. Patent No. 7,975,305 (“the ’305 Patent”).
On September 6, 2019, the Federal Circuit summarily affirmed without opinion the U.S. Patent and Trademark Office, Patent Trial and Appeal Board’s (“PTAB”) decision (Reexamination No. 90/013,660) that Claims 1, 2, 5, and 13 (the “Claims-at-Issue”) of the ‘305 Patent are unpatentable in light of certain prior art. The ‘305 Patent remains valid and enforceable as to 21 undisputed claims. Significantly, the following ‘305 patent claims are asserted and pending against the following parties:
Qualys:    6-12, 14, and 17-25
Rapid7:     6, 9, 17, and 25
SonicWall:     11 and 12
ESET:         3, 4, 6, 7, 11, 21, 23, and 25
Fortinet:     3, 4, 6-12, 14-25

“We are disappointed that the Federal Circuit rendered its decision and without guidance under Rule 36,” said Julie Mar-Spinola, Finjan’s Chief IP Officer, “The lack of information in the decision, such as identifying the Claims-at-Issue, caused unnecessary confusion and concern to our valued shareholders and media who interpreted the decision as invalidating our ‘305 Patent in its entirety instead of just the four of the 25 claims.”

This is not the first time the ‘305 Patent was challenged, albeit with a slightly different result. In January of this year, defendant ESET, sought inter parties review of all 25 claims of the ‘305 Patent, citing different prior art. The PTAB found in Finjan’s favor and determined that all Claims were patentable.

“Finjan joins the multitude of patent owners who seek improved predictability (if not clarity) with respect to their patent rights and query: At what point in the life and expense of their granted patents does the presumption of validity become absolute validity?” continued Ms. Mar-Spinola. “The import of this question goes directly to how the current patent system that allows multiple attacks on enforceable patents and erodes the value of a patent from an economic standpoint, which goes directly to the origins and policy behind of the creation of the patent right under Article I, Section 8 of the Constitution, which sought to protect the promotion of the sciences and useful arts to bolster the U.S. economy.”

Because Finjan is a significant stakeholder in the U.S. Patent system, it will remain committed to enforcing its patent rights on the merits and, mindful of the functions of the USPTO as described on the USPTO website, that states in part: “The role of the USPTO is to grant patents for the protection of inventions and to register trademarks. It serves the interests of inventors and businesses with respect to their inventions and corporate products, and service identifications,” Finjan supports Director Iancu in his efforts to progressively bring predictability and a level playing field for all Patent stakeholders.

ABOUT FINJAN
Established more than 20 years ago, Finjan is a globally recognized pioneer in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies used to proactively detect previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the uncertain monetization of acquired patents, the outcome of strategic transactions, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:

Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com